CONSENT OF INDEPENDENT ACCOUNTANTS
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We hereby consent to the incorporation by reference in this Registration
Statement on Form N-14 of our reports dated May 19, 2000, relating to the financial statements and financial highlights which appear in the March 31, 2000 Annual Reports to Shareholders of Nations Balanced Assets Fund, Nations Asset Allocation Fund, Nations US Government Bond Fund and Nations Government Securities Fund which are also incorporated by reference into the Registration Statement. We also consent to the reference to us in the Registration Statement under the headings "Financial Statements" and "Independent Accountants".



PricewaterhouseCoopers LLP
New York, New York
December 14, 2000